EX-2.3


                              CERTIFICATE OF MERGER

                                       OF

                                TWIN LAKES, INC.
                             (A NEVADA CORPORATION)

                                      INTO

                            TWIN LAKES DELAWARE, INC.
                            (A DELAWARE CORPORATION)

It is hereby certified that:

     1. The constituent business corporations participating in the merger herein certified are:

     (i) Twin Lakes, Inc., which is incorporated under the laws of the State of Nevada ("Twin Lakes Nevada") and has authorized capital consisting of 48,000,000 shares of, $.001 par value per share, capital stock, of which 40,000,000 shares are common stock and 8,000,000 shares are preferred stock; and

     (ii) Twin Lakes Delaware, Inc., which is incorporated under the laws of the State of Delaware ("Twin Lakes Delaware").

     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law, to wit, by Twin Lakes Nevada in accordance with the laws of the State of its incorporation and Twin Lakes Delaware in the same manner as is provided in Section 251 of the Delaware General Corporation Law.

     3. The name of the surviving corporation in the merger herein certified is Twin Lakes Delaware, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

     4. The Certificate of Incorporation of Twin Lakes Delaware, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

     5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

                                47 School Avenue
                            Chatham, New Jersey 07928

     6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Executed on this 7th day of June, 2006.


                                             TWIN LAKES DELAWARE, INC.

                                             By: /s/ Arnold P. Kling
                                                 -------------------------
                                                     Arnold P. Kling
                                                     President




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